UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

March 1, 2021

Date of Report

(Date of earliest event reported)

BRIDGEWATER BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)	001-38412 (Commission File Number)	26-0113412 (I.R.S. Employer Identification No.)
	4450 Excelsior Boulevard, Suite 100 St. Louis Park, Minnesota (Address of principal executive offices)	55416 (Zip Code)

Registrant’s telephone number, including area code: (952) 893-6868

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol	Name of each exchange on which registered:
Common Stock, $0.01 Par Value	BWB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01           Entry into a Material Definitive Agreement.

On March 1, 2021, Bridgewater Bancshares, Inc. (the “Company”) entered into a Loan and Security Agreement (the “Agreement”) and related revolving note (the “Revolving Note”) with ServisFirst Bank (the “Lender”). The Agreement provides for the Lender to make available to the Company a revolving line of credit in a maximum principal amount of up to $25.0 million (the “Line of Credit”). The Line of Credit matures on February 28, 2023 (the “Maturity Date”).

The Agreement provides for a variable interest rate equal to the greater of the Wall Street Journal Prime Rate in effect or a floor rate of 3.85% and no prepayment penalty. The Company is also required to pay a non-use fee of 0.20% per annum on the unused portion of the principal amount of the Line of Credit (provided, however, that the non-use fee will be waived if the Company has an outstanding balance of at least $12.5 million under the Line of Credit for more than six consecutive calendar months of the loan term).

Under the terms of the Agreement, the Company is required to pay quarterly payments of interest on the unpaid principal balance of the Line of Credit. Principal payments may be made at any time prior to the Maturity Date, on which date all unpaid principal of and accrued interest on the Line of Credit are due and payable.

The obligations of the Company under the Agreement are secured by a first priority security interest in all of the capital stock of the Company’s subsidiary bank, Bridgewater Bank (the “Bank”), pursuant to a Pledge Agreement, dated as of March 1, 2021, between the Company and the Lender (the “Pledge Agreement”).

The Agreement, the Revolving Note, and Pledge Agreement contain customary representations, warranties, and covenants for a revolving line of credit, including certain financial covenants and capital ratio requirements. The financial covenants in the Agreement include covenants requiring that (a) the Bank maintain (i) a return on assets ratio of at least 0.60%, (ii) a Tier 1 leverage capital ratio of at least 8.5%, and (iii) a non-performing assets to capital and loan and lease loss reserves ratio of less than 25.0%, and (b) the Company maintain an interest reserve, held in cash at the Bank, of at least $2.5 million at all times during the term of the Line of Credit. The Agreement, the Revolving Note, and the Pledge Agreement also provide for certain events of default, including, among other things, payment defaults, breaches of representations and warranties and bankruptcy or insolvency proceedings, the occurrence of which, after any applicable cure period, would permit Lender, among other things, to accelerate payment of all amounts outstanding under the Agreement and the Revolving Note, as applicable, and to exercise its remedies with respect to the shares of capital stock of the Bank subject to the Pledge Agreement.

The foregoing descriptions of the Agreement, the Revolving Note, and the Pledge Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Agreement, the Revolving Note, and the Pledge Agreement, which are filed as Exhibits 10.1, 10.2, and 10.3, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated by reference in this Item 2.03 in its entirety.

Item 9.01           Financial Statements and Exhibits.

(d)          Exhibits

Exhibit 10.1	Loan and Security Agreement, dated as of March 1, 2021, by and between Bridgewater Bancshares, Inc., as Borrower, and ServisFirst Bank, as Lender.
Exhibit 10.2	Revolving Note, dated as of March 1, 2021, made by Bridgewater Bancshares, Inc., as Borrower, to and in favor of ServisFirst Bank, as Lender.

Exhibit 10.3	Pledge Agreement, dated as of March 1, 2021, by and between Bridgewater Bancshares, Inc., as Borrower, and ServisFirst Bank, as Lender.
Exhibit 104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Bridgewater Bancshares, Inc.

Date: March 5, 2021
By: /s/ Jerry Baack
Name: Jerry Baack
Title: Chairman, Chief Executive Officer and President

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